EXHIBIT 99.1

MID-AMERICA RECONFIRMS FFO GUIDANCE AMID STATE TAX LAW CHANGES

MEMPHIS, TN, May 24, 2006 - Mid-America Apartment Communities, Inc. (NYSE:MAA) announced today that it reconfirmed its prior guidance for FFO per share/unit for 2006 in response to tax changes recently adopted in Texas and franchise tax changes expected to be adopted in Tennessee.

The Company had previously released that it expected FFO per share/unit for the year 2006 to be in the range of $3.20 to $3.38, with a mid-point of $3.29 per share/unit. The Company provided the following FFO per share/unit forecast by quarter: $0.80 to $0.88 in Q2; $0.76 to $0.84 in Q3; and $0.78 to $0.86 in Q4.

Simon Wadsworth, CFO said, “We expect the combined effect of the tax law changes to be neutral to our FFO per share/unit forecast in 2006 and up to 1 cent per share/unit favorable in 2007. Furthermore, with the expected repeal of the 6% Hall Tax paid by Tennessee resident shareholders on dividends received from publicly traded REITs, we expect that REIT investing will be more appealing to Tennessee residents.”

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 39,179 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.